UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

March 19, 2010

Dear Shareholder:

You are invited to attend Baxter’s Annual Meeting of Shareholders on Tuesday, May 4, 2010 at 9:00 a.m., Central Time, at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois. Registration will begin at 8:00 a.m., and refreshments will be served.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. If you plan to attend the Annual Meeting, please review the information on attendance provided on page 45 of the Proxy Statement.

In accordance with Securities and Exchange Commission rules, Baxter has elected to deliver its proxy materials over the Internet to most shareholders, which allows shareholders to receive information on a more timely basis, while lowering the company’s printing and mailing costs and reducing the environmental impact of the Annual Meeting.

Whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

Robert L. Parkinson, Jr.
Chairman of the Board
and Chief Executive Officer

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

March 19, 2010

Notice of Annual Meeting of Shareholders

The 2010 Annual Meeting of Shareholders of Baxter International Inc. will be held at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois, on Tuesday, May 4, 2010 at 9:00 a.m., Central Time, for the following purposes:

1.	To elect the four directors named in the attached Proxy Statement to hold office for a term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2010;

3.	To consider a shareholder proposal relating to simple majority voting if such proposal is properly presented at the annual meeting; and

4.	To transact any other business that may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3. Shareholders of record at the close of business on March 8, 2010 will be entitled to vote at the meeting.

By order of the Board of Directors,

Stephanie A. Shinn
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2010

This Proxy Statement relating to the 2010 Annual Meeting of Shareholders and the Annual Report to Shareholders for the year ended December 31, 2009 are available at http://materials.proxyvote.com/071813.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, May 4, 2010. On or about March 19, 2010, Baxter began mailing to shareholders a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Shareholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 19, 2010.

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 8, 2010 are entitled to vote. On that day, approximately 599,424,817 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:	In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 8, 2010. Acceptable documentation includes (i) your Notice of Internet Availability of Proxy Materials, (ii) the admission ticket attached to your proxy card (if you received your proxy materials by mail), or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 8, 2010. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please refer to “Other Information — Attending the Annual Meeting” on page 45 of this Proxy Statement for more information.

Q:	How do I vote shares that are held by my broker?

A:	If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board’s nominees for director;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Baxter’s independent registered public accounting firm; and

•	AGAINST the shareholder proposal relating to simple majority voting.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows:

•	Nominees for director receiving the majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:	Broadridge Financial Solutions, Inc. will tabulate the votes and act as the Inspector of Election at the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm.

On non-routine matters, such as the election of directors and the shareholder proposal, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.”

Please note that this year the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions.

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:	What is “householding” and how does it affect me?

A:	Baxter has adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these shareholders notifies the company that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any shareholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter’s Dividend Reinvestment Plan, Employee Stock Purchase Plan and any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	How do I vote if I hold my shares through the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan?

A:	If you are a current or former Baxter employee with shares credited to your account in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your completed proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee may vote your shares at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 27, 2010.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:	Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

Proposal 1 — Election of Directors

Baxter’s Board of Directors currently consists of thirteen members and is divided into three classes. The directors in each class serve three-year terms. The Board has nominated the four current directors of Baxter whose terms expire at the 2010 Annual Meeting for re-election as directors.

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to such director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under Baxter’s Bylaws, any incumbent director who fails to be elected must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. No nominations for directors were received from shareholders, and no other candidates are eligible for election as directors at the 2010 Annual Meeting. Unless proxy cards are otherwise marked, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below is information concerning the nominees for election as well as the current directors in each class continuing after the Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Nominees for Election as Directors (Term Expires 2013)

Blake E. Devitt, age 63, has served as a Director of Baxter since 2005. Mr. Devitt retired in 2004 from the public accounting firm of Ernst & Young LLP. During his 33-year career at Ernst & Young, Mr. Devitt held several positions, including Senior Audit Partner and Director, Pharmaceutical and Medical Device Industry Practice, from 1994 to 2004.

John D. Forsyth, age 62, has served as a Director of Baxter since 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since 2000 and Chief Executive Officer since 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions, including President and Chief Executive Officer.

Gail D. Fosler, age 62, has served as a Director of Baxter since 2001. Ms. Fosler is Senior Advisor of The Conference Board, a global research and business membership organization. Ms. Fosler has held several positions with The Conference Board since 1989, including President, Executive Vice President and Chief Economist. Ms. Fosler is a director of Caterpillar Inc. Ms. Fosler served as a director of Unisys Corporation from 1993 to 2005.

Carole J. Shapazian, age 66, has served as a Director of Baxter since 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, Ms. Shapazian was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999, having previously served as Executive Vice President and President of Commercial Imaging. Ms. Shapazian served as a director of Ceridian Corporation from 1994 to 2005.

Directors Continuing in Office (Term Expires 2011)

Wayne T. Hockmeyer, Ph.D., age 65, has served as a Director of Baxter since September 2007. Dr. Hockmeyer was the founder of MedImmune, Inc., a healthcare company focused on infectious diseases, cancer and inflammatory diseases, and served as Chairman and/or Chief Executive Officer of MedImmune from 1988 to 2007. Prior to that, he was vice president of laboratory research and product development at Praxis Biologics Inc. and chief of the Department of Immunology at Walter Reed Army Institute of Research. Dr. Hockmeyer serves as a director of GenVec Inc. and Idenix Pharmaceuticals Inc. Dr. Hockmeyer also served as a director of Middlebrook Pharmaceuticals, Inc. from 2003 to 2009, MedImmune, Inc. from 1988 to 2007 and Vanda Pharmaceuticals Inc. from 2004 to 2006.

Joseph B. Martin, M.D., Ph.D., age 71, has served as a Director of Baxter since 2002. Dr. Martin serves as Professor of Neurobiology at Harvard Medical School. From July 1997 to July 2007, Dr. Martin served as Dean of the Harvard Faculty of Medicine. He was Chancellor of the University of California, San Francisco from 1993 to 1997 and Dean of the UCSF School of Medicine from 1989 to 1993. From 1978 to 1989, he was chief of the neurology department of Massachusetts General Hospital and Professor of Neurology at Harvard Medical School. Dr. Martin also served as a director of Cytyc Corporation from 2002 to 2007 and Scientific Learning Corporation from 2000 to 2008.

Robert L. Parkinson, Jr., age 59, is Chairman and Chief Executive Officer of Baxter, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, having served in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson also serves on the boards of directors of Chicago-based Northwestern Memorial Hospital and the Northwestern Memorial Foundation as well as Loyola University Chicago Board of Trustees.

Thomas T. Stallkamp, age 63, has served as a Director of Baxter since 2000. Mr. Stallkamp has been an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group, since 2004. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp serves as a director of BorgWarner Inc., Honsel AG and Asahi Tec Corporation. Mr. Stallkamp also served as a director of MSX International, Inc. from 2000 to 2006 and Visteon Corporation from 2002 to 2006.

Albert P.L. Stroucken, age 62, has served as a Director of Baxter since 2004. Mr. Stroucken has served as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., a glass packaging company, since 2006 and as director since 2005. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of the Board of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation.

Directors Continuing in Office (Term Expires 2012)

Walter E. Boomer, age 71, has served as a Director of Baxter since 1997 and was appointed lead director in May 2008. From 1997 until his retirement in 2004, General Boomer served as President and Chief Executive Officer of Rogers Corporation, a manufacturer of specialty materials for targeted applications, focused on communications and computer markets. General Boomer also served as Chairman of the Board of Rogers Corporation between April 2002 and April 2004 and continues as director. From 1994 to 1996, he served as Executive Vice President of McDermott International, Inc. and President of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a General and Assistant Commandant of the United States Marine Corps after 34 years of service. General Boomer also served as a director of Cytyc Corporation from 2000 to 2007.

James R. Gavin III, M.D., Ph.D., age 64, has served as a Director of Baxter since 2003. Dr. Gavin is Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc., a corporation that specializes in targeted advocacy, training, education, disease management and outreach for health care professionals and minority communities, having previously served as Executive Vice President for Clinical Affairs at Healing Our Village from 2005 to 2007. Dr. Gavin is also Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, a position he has held since 2005. From 2002 to 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to 2002, he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. Dr. Gavin serves as a director of Amylin Pharmaceuticals, Inc. Dr. Gavin also served as a director of MicroIslet, Inc. from 2002 to 2007 and Nuvelo Inc. from 2006 to 2009.

Peter S. Hellman, age 60, has served as a Director of Baxter since 2005. From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman serves as a director of Qwest Communications International Inc. and Owens-Illinois, Inc. Mr. Hellman also served as a director of Nordson Corporation from 2001 to 2008.

K. J. Storm, age 67, has served as a Director of Baxter since 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group, from 1993 until his retirement in 2002. Mr. Storm is chairman of the Supervisory Board of KLM Royal Dutch Airlines, a member of the Supervisory Board of AEGON N.V. and PON Holdings B.V. and a member of the Board of Anheuser-Busch InBev S.A. and Unilever N.V. and Plc.

Board of Directors

Baxter’s Board of Directors currently consists of thirteen members. The Board has determined that each of the following twelve current directors satisfies Baxter’s independence standards and the New York Stock Exchange’s listing standards for independence: Walter E. Boomer, Blake E. Devitt, John D. Forsyth, Gail D. Fosler, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Wayne T. Hockmeyer, Ph.D., Joseph B. Martin, M.D., Ph.D., Carole J. Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. Please refer to the section entitled “Corporate Governance — Director Independence” on page 9 of this Proxy Statement for a discussion of Baxter’s independence standards.

During 2009, the Board held 8 meetings. All directors attended 94% or more of the aggregate number of meetings of the Board and Board committees on which they served. Average attendance was approximately 99%. In accordance with Baxter’s Corporate Governance Guidelines, which express the company’s expectation that directors attend the annual meeting of shareholders, all but one of the company’s directors attended the annual meeting of shareholders held on May 5, 2009.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee, Public Policy Committee and Science and Technology Committee. Each committee consists solely of independent directors and is governed by a written charter. All required committee charters are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Board of Directors — Committees of the Board.”

Audit Committee

The Audit Committee is currently composed of Blake E. Devitt (Chair), Gail D. Fosler, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken, each of whom is independent under the rules of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that Messrs. Devitt, Stallkamp, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Its duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the independent and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual internal and external audits; (5) reviewing and discussing earnings press releases prior to their release; (6) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and (7) discussing guidelines and policies governing the process by which Baxter assesses and manages risk. The Audit Committee met 11 times in 2009. The Audit Committee Report appears on page 41.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Walter E. Boomer, Peter S. Hellman, Carole J. Shapazian and Thomas T. Stallkamp, each of whom is independent under the rules of the New York Stock Exchange. The Compensation Committee exercises the authority of the Board relating to employee benefit plans and is responsible for the oversight of compensation generally. The Compensation Committee may delegate its authority to subcommittees when appropriate. While the Committee has delegated its authority with respect to day-to-day plan administration and interpretation issues and certain off-cycle equity grants, no authority for the compensation of executive officers or directors has been delegated by the Committee. The Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of executive officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity plans; and (5) making recommendations to the Board concerning director compensation. The Corporate Governance and Compensation Committees work together to establish a link between Mr. Parkinson’s performance and decisions regarding his compensation. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board. The Compensation Committee met 5 times in 2009. The Compensation Committee Report appears on page 23.

The Compensation Committee has directly engaged George B. Paulin, Chairman and Chief Executive Officer of Frederic W. Cook & Co., Inc., as its compensation consultant. Additionally, Hewitt Associates assists the Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Committee and his firm provides no other services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that inform the Committee’s decisions, but he does not decide or approve any compensation actions. During 2009, he advised the Committee Chairman on setting agenda items for Committee meetings; reviewed management proposals presented to the Committee; evaluated market data compiled by Hewitt Associates; conducted a review of the structure and level of compensation for non-employee directors; and performed a review of the overall effectiveness of the executive officer compensation program.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Blake E. Devitt, John D. Forsyth and Joseph B. Martin, M.D., Ph.D., each of whom is independent under the rules of the New York Stock Exchange. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. Its duties include: (1) developing criteria, subject to approval by the Board, for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting of shareholders and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; (5) overseeing the succession planning process for management, including the Chief Executive Officer; (6) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; and (7) developing and implementing an annual process for evaluating Board and committee performance. The Corporate Governance Committee met 3 times in 2009.

Finance Committee

The Finance Committee is currently composed of K. J. Storm (Chair), Gail D. Fosler, Peter S. Hellman, Wayne T. Hockmeyer, Ph.D. and Albert P.L. Stroucken. The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding: (1) proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions; (2) dividends; (3) results of the management of pension assets; and (4) risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage. The Finance Committee met 6 times in 2009.

Public Policy Committee

The Public Policy Committee is currently composed of Wayne T. Hockmeyer, Ph.D. (Chair), Walter E. Boomer, James R. Gavin III, M.D., Ph.D., Joseph B. Martin, M.D., Ph.D. and Carole J. Shapazian. The Public Policy Committee is primarily concerned with the review of the policies and practices of Baxter to ensure that they are consistent with Baxter’s social responsibility to act with integrity as a global corporate citizen to employees, customers and society. The Committee’s duties include: (1) addressing the company’s responsibilities with respect to the health and safety of employees, consumers and the environment; (2) overseeing, reviewing and making recommendations to the Corporate Responsibility Office as set forth in the company’s Code of Conduct; (3) reviewing and making recommendations regarding Baxter’s Quality and Regulatory programs and performance; and (4) reviewing and making recommendations on the company’s Government Affairs Program, including the company’s political contributions and positions with respect to pending legislative and other initiatives, and political advocacy activities. The Public Policy Committee met 3 times in 2009.

Science and Technology Committee

The Science and Technology Committee is currently composed of Joseph B. Martin, M.D., Ph.D. (Chair), James R. Gavin III, M.D., Ph.D., Wayne T. Hockmeyer, Ph.D. and Carole J. Shapazian. The Science and Technology Committee was formed in May 2009 to review and assist in the oversight of Baxter’s long-term research and development (“R&D”) strategies and objectives, R&D pipeline and technology platforms. The Committee is also responsible for identifying and discussing significant emerging issues and trends in science and technology applicable to the company’s business. The Science and Technology Committee met for 2 extended sessions in 2009.

Corporate Governance

Director Independence

To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, shareholder or officer of an organization that has a relationship with Baxter). Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by rules of the New York Stock Exchange.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a global diversified company such as Baxter. More specifically, with respect to each of the three most recent fiscal years, the Board evaluated for directors Fosler and Stroucken the annual amount of purchases by Baxter from the company where he or she served as an executive officer, and determined that the amount of purchases in each fiscal year was below two percent of the consolidated gross revenues of each of those companies during the companies’ last completed fiscal year.

Director Qualifications

As discussed below in “— Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board of Directors as a collective body allows the Board to lead Baxter in a manner that serves its shareholders’ interests appropriately. Set forth below is a discussion of the key qualifications for each of the directors.

General Boomer — Superior leadership skills as a result of his 34 years of service in the United States Marine Corps as well as significant financial and business experience gained as President and Chief Executive Officer of Rogers Corporation and through his roles at McDermott International, Inc. and Babcock & Wilcox Power Generation Group

Mr. Devitt — Significant accounting expertise and knowledge of the healthcare industry through his 33-year career at Ernst & Young, including his service as Director of the Pharmaceutical and Medical Device Industry Practice

Mr. Forsyth — Extensive experience in the healthcare industry as well as an understanding of the challenges associated with leading and operating within large, complex organizations as current Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 25 years of management experience at the University of Michigan Health System

Ms. Fosler — Substantial experience with respect to corporate best practices as well as significant global economic expertise, with an emphasis on emerging markets, especially China, as a result of her more than 20-year leadership career at The Conference Board and her other public-company board service

Dr. Gavin — Extensive medical and scientific expertise and knowledge of the healthcare industry as a result of the positions he has held at Emory University, the Morehouse School of Medicine and Howard Hughes Medical Institute as well as leadership experience given his service as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.

Mr. Hellman — Significant financial and operational expertise and experience leading complex, multi-faceted corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public-company boards

Dr. Hockmeyer — Substantial experience developing and running a significant healthcare company as founder and Chairman and Chief Executive Officer of MedImmune and significant scientific and clinical expertise as a result of his roles at Praxis Biologics Inc. and Walter Reed Army Institute of Research

Dr. Martin — Extensive medical, scientific and organizational expertise as a result of his experience in leading two major medical and educational institutions at Harvard University and the University of California, San Francisco and as a result of his experience as a physician and academic investigator at McGill University, the Massachusetts General Hospital, the University of California, San Francisco, and Harvard Medical School

Mr. Parkinson — Substantial knowledge of the healthcare industry and extensive experience leading and operating within global, multi-faceted corporations as a result of his roles at Baxter and Abbott Laboratories as well as an understanding of the complexities involved in managing large not-for-profit organizations though his service as Dean of Loyola University Chicago School of Business Administration and Graduate School of Business and other directorships

Ms. Shapazian — Significant experience with, and insight into, global supply and service operations, manufacturing and distribution practices, research, product development and quality systems and organizational change as a result of her senior management positions with both Maytag Corporation and Polaroid Corporation

Mr. Stallkamp — Significant experience leading complex organizations through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX International, Inc. as well as financial and business development expertise as an Industrial Partner in Ripplewood Holdings L.L.C.

Mr. Storm — Extensive international business experience and established leadership skills gained as Chief Executive Officer of AEGON N.V. and through his board service at global organizations such as KLM Royal Dutch

Airlines, PON Holdings B.V., Anheuser-Busch InBev S.A. and Unilever N.V. and Plc., as well as significant accounting expertise as a registered accountant

Mr. Stroucken — Substantial experience leading and operating large, multi-faceted corporations and financial expertise as a result of serving as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc. and H.B. Fuller Company as well as experience in the healthcare and chemical industries through his roles at Bayer

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, director responsibilities (including those of the lead director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines.”

Code of Conduct

Baxter has adopted a code of conduct that applies to all members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on the company’s website, at www.baxter.com under “About Baxter — Corporate Governance.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “About Baxter — Corporate Governance — Guidelines — Code of Conduct.”

Executive Sessions

The independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2009 pursuant to Baxter’s Corporate Governance Guidelines. The Audit Committee is required by its charter to hold separate sessions during at least five committee meetings with each of the internal auditor, the independent registered public accounting firm and management. The Corporate Governance and Compensation Committees also meet in executive session as deemed appropriate.

Board Leadership Structure; Lead Director

Mr. Parkinson serves as Chairman of the Board and Chief Executive Officer. General Boomer serves as the lead director. As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Parkinson presides at all Board and shareholder meetings; serves as the primary spokesperson for Baxter; and acts as a liaison between the Board and the directors. As Chief Executive Officer and pursuant to Baxter’s Bylaws, Mr. Parkinson supervises the business of the company, subject to the direction of the Board. As lead director and pursuant to Baxter’s Corporate Governance Guidelines, General Boomer presides at all executive sessions of the Board and acts as the liaison between non-management directors and the Chairman of the Board. In addition, General Boomer serves as the contact person to facilitate communications by Baxter employees and shareholders directly with the non-management members of the Board. The full Board annually assesses Mr. Parkinson’s performance as Chairman of the Board and as Chief Executive Officer. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis.

The Board has determined that this structure is appropriate in light of the requirements for these roles as set forth in Baxter’s Bylaws and Corporate Governance Guidelines and the skills and experience that Mr. Parkinson and General Boomer bring to these roles. The positions of Chairman of the Board and Chief Executive Officer are currently held by the same person because the Board believes that the unification of these positions provides a single vision for the company and results in an effective and efficient organizational structure.

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (i.e., strategic, operational, financial and regulatory/compliance). These risks are identified across the organization from multiple businesses, regions and functions. The Board reviews these risks on an annual basis after they have been identified and assessed by management and regularly reviews the initiatives put in place to mitigate the effects of these risks. These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Depending on the risk, the update may be presented to the full Board or if appropriate to a committee. For example, the Audit Committee regularly reviews internal audit’s financial risk assessment process and findings while the Public Policy Committee regularly reviews updates from the ethics and compliance and governmental affairs functions. Some risks are reviewed by the Board as well as a committee. For example, regulatory updates are provided at least annually to the full Board although more frequently provided to the Public Policy Committee. The oversight of risk within the organization is an evolving process requiring the company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to drive this evolution.

In addition to the Board’s role in enterprise risk management, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, while the Finance Committee is charged with oversight of risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage.

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by shareholders, members of the Board and management. The Corporate Governance Committee also considers directors recommended by the independent search firm retained by the Board to help identify and evaluate potential director nominees. The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Shareholder recommendations for candidates for director should include the information required by Baxter’s Bylaws and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Pursuant to Baxter’s Corporate Governance Guidelines, nominees for director must:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all shareholders of the company, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a director.

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director.

•	Have independent opinions and be willing to state them in a constructive manner.

The Corporate Governance Guidelines also provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or national origin, age, and experience (including in business, government and education as well as healthcare, science and technology) is a relevant factor in the selection process. This factor is relevant as a diverse Board of Directors is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. A nominee’s ability to meet the independence criteria established by the New York Stock Exchange is also a factor in the nominee selection process.

Once a candidate has been identified, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee or its Chair determines that the candidate warrants further consideration, the Corporate Governance Committee and the external search firm retained by the Committee will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, the Committee will then recommend the individual to the full Board for further meetings and evaluation and ultimately election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate.

Communicating with the Board of Directors

Shareholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Director c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee has designed a compensation program that is straightforward and driven by a few key principles and objectives, with pay for performance being the most significant structural element of the program. The compensation package awarded to each named executive officer consists primarily of a base salary, a cash bonus and equity awards.

Year in Review

Despite the challenging global economic and regulatory environment, Baxter delivered strong financial results in 2009. Baxter reported net income for 2009 of $2.2 billion, or $3.59 per diluted share, an increase of 9% and 14%, respectively, over 2008. Baxter also generated record operating cash flows of $2.9 billion in 2009, with cash flow from operations improving by approximately $400 million. Due to the strong cash flow generated from the company’s operations in 2009, Baxter was able to invest more than $900 million in research and development while returning value to shareholders with the repurchase of approximately $1.2 billion of common stock and the payment of $632 million in dividends, representing a 16% increase from the prior year. Baxter exceeded the guidance it issued for full year 2009 for adjusted sales growth and adjusted diluted earnings per share. This strong financial performance was a significant factor in the compensation decisions that were made with respect to the company’s 2009 performance.

A comparison of the performance of Baxter’s common stock against the performance of its peers provides another perspective on Baxter’s overall performance over the last five years and is another factor that the Committee considered when making compensation decisions. The following graph compares the change in Baxter’s cumulative total shareholder return (including reinvested dividends) on Baxter’s common stock with the Standard & Poor’s 500 Composite Index and the Standard and Poor’s 500 Health Care Index over the past five years.

For his service as Baxter’s Chief Executive Officer and Chairman of the Board in 2009, Mr. Parkinson received total compensation of $14,361,305, primarily driven by strong company and individual performance in 2009 and 2008 (as equity awards were made in early 2009 based, in part, on 2008 performance). Mr. Parkinson’s compensation reflects the role he plays in establishing Baxter’s strategic agenda and long-range plan, meeting the challenges that arise in the day-to-day operations of a company as large and diverse as Baxter and leading the company in a challenging global economic and regulatory environment. Mr. Parkinson’s 2009 compensation also reflects the Board’s annual review of competitive market data. Although his compensation is determined using the same methodology as used for each of the other named executive officers, Mr. Parkinson’s compensation is significantly higher than the compensation paid to any of the other named executive officers as his responsibilities and obligations at Baxter are significantly greater than those of any of the other named executive officers.

Each of the other named executive officers received total compensation for his or her 2009 performance as follows: Mr. Davis, $3,342,327; Ms. Amundson, $3,433,735; Mr. Arduini, $3,029,627; Mr. Greisch, $2,657,249; Ms. Lichtenstein, $2,802,915; and Mr. McGillivray, $2,201,673. The compensation paid to Ms. Amundson, Mr. Arduini and Mr. McGillivray reflects the relative performances of the segments of the business for which these officers were responsible during 2009 and 2008 (as equity awards were made in early 2009 based, in part, on 2008 performance). The compensation paid to Mr. Davis reflects the performance of the function within the organization for which he was responsible during 2009 and 2008. The compensation paid to Mr. Greisch and Ms. Lichtenstein, who resigned from their respective positions as Corporate Vice President and President, International and Corporate Vice President and General Counsel during 2009, reflects the relative performances of the functions of the business for which these officers were responsible during 2008 and 2009 up to the date of their respective resignations. This compensation also includes certain payments made to Mr. Greisch and Ms. Lichtenstein after their resignations pursuant to the agreements entered into between Baxter and such former officers as of the date of their resignations and as approved by the Compensation Committee. For additional discussion of these agreements, please see “Separation Agreements” below.

Consistent with past years, the most significant component of the total compensation paid to the named executive officers in 2009 was in the form of equity. The grant-date fair value of the equity awards granted to Mr. Parkinson in 2009 represented approximately 54% of his overall compensation. The grant-date fair value of the equity awards granted to the other named executive officers in 2009 (except for Mr. Greisch and Ms. Lichtenstein) represented approximately 49% of their overall compensation. The greater emphasis on equity awards in Mr. Parkinson’s compensation is consistent with the Committee’s view that with his greater responsibilities more of his compensation should be based on the company’s future performance. These grants are described below.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	Recognize company and individual performance;

•	Drive the long-term financial performance of the company (and in doing so, encourage innovation and appropriate levels of risk-taking); and

•	Reflect the value of each officer’s position in the market and within the company.

The objective of the program is to compensate Baxter’s executive officers in a manner that is consistent with these principles, aligns the interests of management and shareholders and drives sustained and superior performance relative to the company’s peers. The program is also designed to be competitive with companies with which Baxter competes for executive talent in order to attract, retain and motivate high-performing executives.

Structure of Compensation Program

Pay for Performance

Pay for performance is the most significant structural element of Baxter’s compensation program. Annual performance against financial targets (adjusted earnings per share, adjusted sales and return on invested capital) drives the payout of cash bonuses. Baxter’s three-year growth in shareholder value relative to the company’s peer group determines the payout under 50% of the company’s annual equity awards, which are granted in the form of performance share units. The overall performance of Baxter’s common stock determines the value of the remainder, which is granted in the form of stock options. The Committee’s assessment (or the Board’s in the case of Mr. Parkinson) of how each officer performs his or her job impacts earned cash bonuses and equity awards.

Financial Targets

For the last three years, the Committee selected adjusted earnings per share, adjusted sales and return on invested capital as the financial measures on which to assess the company’s performance for purposes of funding the cash bonus pool. The relative weight assigned to each of these measures was 50%, 25%, and 25%, respectively, for each of the last three years. If each financial measure is met in a given year, then the cash bonus pool is funded at two times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool is funded at two times his target cash bonus).

The Committee selected adjusted earnings per share (EPS) and adjusted sales, as these are of immediate interest to shareholders and are the primary two measures as to which Baxter regularly provides guidance to the market. Adjusted EPS is the most heavily weighted measure, as the Committee believes it is a straightforward measure of the company’s current ability to generate value that is well understood by shareholders. The table below provides adjusted EPS and adjusted sales targets for 2009, 2008 and 2007 as well as actual results in these years.

	2009			2008			2007
			Achievement			Achievement			Achievement
	Target	Actual	%	Target	Actual	%	Target	Actual	%

Adjusted EPS(1)	$3.74	$3.80	101.5%	$3.14	$3.38	107.6%	$2.53	$2.79	110.3%
Adjusted Sales (in millions)(2)	$12,097	$12,130	100.3%	$11,445	$11,574	101.1%	$10,552	$10,844	102.8%

(1)	Adjusted EPS is earnings per share (as calculated in accordance with generally accepted accounting principles (GAAP)) of $3.59 for 2009, $3.16 for 2008 and $2.61 for 2007, after adjusting earnings for special items. Special items included for 2009 a $79 million charge for costs and asset impairments associated with the company’s optimization of its manufacturing and business operations ($0.09 per share), a $54 million charge related to the discontinuation of the company’s SOLOMIX drug delivery system in development ($0.08 per share) and a $27 million charge primarily related to planned retirement costs associated with the SYNDEO PCA Syringe Pump ($0.04 per diluted share); for 2008 a $125 million charge related to infusion pumps ($0.17 per share), a $31 million charge relating to an impairment charge associated with the discontinuation of the CLEARSHOT pre-filled syringe program ($0.03 per share) and $19 million of charges relating to acquired in-process and collaboration research and development ($0.02 per share); and for 2007 a $70 million charge for restructuring ($0.07 per share), a $56 million charge relating to litigation ($0.05 per share) and $50 million of charges relating to acquired in-process and collaboration research and development ($0.06 per share).

(2)	Adjusted Sales is reported net sales (as calculated in accordance with generally accepted accounting principles (GAAP)) of $12.6 billion for 2009, $12.3 billion for 2008 and $11.3 billion for 2007, after adjusting for foreign currency fluctuations calculated using budgeted exchange rates.

The company calculates adjusted EPS for purposes of funding the cash bonus pool the same way it calculates adjusted EPS when it publicly announces its results — that is, the special items that are excluded from EPS to arrive at adjusted EPS are the same regardless of how the company is using the measure. Adjusted sales is net sales excluding the impact of foreign currency fluctuations using budgeted exchange rates. Baxter uses adjusted sales (rather than sales) as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations — that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

Return on invested capital (ROIC) is the internal cash earnings measure that the company uses to assess how effectively it is allocating and utilizing capital in its operations. ROIC is calculated by dividing cash flows from operations (excluding the impact of interest expense) by average invested capital. Baxter does not provide guidance on ROIC nor does it disclose ROIC in its public filings; however, for years 2009, 2008 and 2007, Baxter achieved 108.5%, 100.0% and 104.7% of its respective ROIC targets. The Committee selected ROIC as the third measure in order to balance the more immediate EPS and sales goals, helping to ensure a focus on efficient and value-maximizing investment and appropriate long-term management of capital. Improving ROIC requires disciplined management of working capital and is inherently challenging because of the measure’s focus on increasing cash flows relative to improved retained earnings. As the company becomes more profitable it becomes more difficult to show significant ROIC improvement due to the impact of increases in retained earnings on the denominator of the measure — that is, as the denominator grows the company is required to generate more cash flows from operations than in the prior year to improve its ROIC.

Performance Against Peers

As a healthcare company, Baxter operates in a rapidly changing and heavily regulated environment. Accordingly, encouraging its officers to focus on the long-term performance of the company is particularly important to Baxter. The performance share units that were awarded to named executive officers in March 2009 were designed to reward strong long-term performance by the company relative to the healthcare companies in its peer group. These grants focus on the healthcare companies in the peer group, as these are the primary companies with which Baxter competes for talent, investor capital and market position.

The payout of shares of Baxter common stock resulting from the vesting of the performance share units granted in 2009 will be based on Baxter’s change in total shareholder value versus the change in total shareholder value of the healthcare companies included in Baxter’s peer group during the three-year performance period commencing with the year in which the performance share units are awarded (January 1, 2009 — December 31, 2011). Growth in shareholder value will be measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Days of the Performance Period
minus Average Closing Stock Price Over the Last Twenty Days Immediately
Preceding the Commencement of the Performance Period
plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Days Immediately Preceding the Commencement of the Performance Period

The performance share units will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of performance share units awarded. The table below shows how the company’s growth in shareholder value against its peers correlates with the 0% to 200% range of payouts.

Performance	Payout

Below 25th Percentile Rank	0%
25th Percentile Rank	25%
60th Percentile Rank	100%
75th Percentile Rank	150%
85th Percentile Rank or Above	200%

The performance share units will pay out linearly between each set of data points above the 25th percentile and below the 85th percentile. For example, if Baxter performs at a 40th percentile rank, each named executive officer will receive the number of shares equal to 57% of his or her award of performance share units. As it is possible that there will be no payout under the performance share units, these awards are completely “at-risk” compensation. Further, in order to pay out at the 100% target level, Baxter must outperform its peers at the 60th percentile.

Performance of Baxter Common Stock

The performance of Baxter common stock determines the value of the stock options that have been granted to the named executive officers.

Individual Performance

The Committee (or the full Board in the case of Mr. Parkinson) assesses the individual performance of each executive officer in making compensation decisions related to cash bonuses and equity awards. The Committee’s assessment of individual performance is inherently subjective and requires significant input from Mr. Parkinson. Essentially the Committee (or the Board in the case of Mr. Parkinson) assesses how well an officer fulfilled his or her obligations in the past year. This assessment focuses on how well the operations or function for which an officer is responsible performed during the year. One factor that the Committee (or the Board in the case of Mr. Parkinson) considers in making assessments of individual performance is how well an officer performed against the performance goals set for such officer for the relevant year. Mr. Parkinson’s goals and his self-evaluation are reviewed with the Committee and the full Board. Mr. Parkinson reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Committee. The goals set for each named executive officer for 2009 reflected the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Parkinson had approximately 50 performance goals for 2009 covering the following areas: financial performance, organizational development/human resources, corporate strategy/business development, innovation/R&D, quality/regulatory, operational excellence, board relations/governance, constituent relations and leadership. In evaluating each officer’s performance against his or her goals, consideration is given not only to whether an objective was met but most significantly how the objective was met including how appropriately the officer prioritized meeting an objective relative to the officer’s other responsibilities. Accordingly, the adjustments that are made to such officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer achieved. The Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interest of the company and its shareholders. The Committee (or the Board in the case of Mr. Parkinson) adjusts cash bonuses and equity grants for individual performance on a discretionary basis in light of the Committee’s (or the Board’s in the case of Mr. Parkinson) overall assessment of how well an officer fulfilled his or her obligations to the company in the past year.

Baxter’s Peer Group and Use of Peer Group Data

Use of survey data from Baxter’s peers plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps us to ensure that compensation is market competitive in order to retain and attract talent. Baxter uses data from companies that the Committee has selected as comparable companies (collectively, the “peer group”) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data the company obtains regarding companies in its peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If survey data is not available for a particular officer’s position at the company, the Committee utilizes internal equity principles to set an officer’s compensation targets at levels that are competitive with other officers at Baxter.

Baxter’s use of peer group data is consistent among the named executive officers in that the baseline (i.e., percentile target) that is set for an element of compensation applies to all officers regardless of position. However, differences in the compensation paid to comparable officers at companies in the peer group do result in higher target amounts for officers depending on their position. For example, the compensation targets set for Mr. Parkinson based on peer group data are significantly higher than those set for any of the other named executive officers despite being set using the same percentile targets.

Since October 2006, Baxter’s peer group has included other companies of similar size and selected healthcare peers. These selected healthcare peers include all of the companies in the Standard & Poor’s 500 Health Care Index for which data is available, except for distribution companies, insurance providers, hospitals, nursing homes and consultants. The target peer group is comprised of approximately 115 companies (of which approximately 40 are healthcare companies). The actual number of companies in the peer group fluctuates from year to year based on the number of companies for which information is available to Hewitt Associates. In November 2009, the Committee determined that beginning in 2010, Baxter’s peer group would be composed solely of healthcare companies. This decision reflects the Committee’s view that such peer group composition is more consistent with market practice.

As discussed above under “Pay for Performance — Performance Against Peers,” payouts under the performance share units granted in 2009 will be determined based on Baxter’s change in total shareholder value versus the change in total shareholder value of the healthcare companies included in Baxter’s peer group. As of December 31, 2009, the healthcare companies that will be used to determine the payout under the performance share units granted in 2009 are set forth below.

Abbott Laboratories	Eli Lilly and Company	Mylan Inc.
Allergan, Inc.	Forest Laboratories, Inc.	PerkinElmer, Inc.
Amgen Inc.	Genzyme Corporation	Pfizer Inc.
Becton, Dickinson and Company	Gilead Sciences, Inc.	Quest Diagnostics Incorporated
Biogen Idec Inc.	Hospira, Inc.	St. Jude Medical, Inc.
Boston Scientific Corporation	Intuitive Surgical, Inc.	Stryker Corporation
Bristol-Myers Squibb Company	Johnson & Johnson	Thermo Fisher Scientific Inc.
Celgene Corporation	King Pharmaceuticals, Inc.	Varian Medical Systems, Inc.
Cephalon, Inc.	Laboratory Corporation of America Holdings	Waters Corporation
Covidien Public Limited Company	Life Technologies Corporation	Watson Pharmaceuticals, Inc.
C.R. Bard, Inc.	Medtronic, Inc.	Zimmer Holdings, Inc.
DaVita Inc.	Merck & Co., Inc.
DENTSPLY International Inc.	Millipore Corporation

Elements of Executive Compensation

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. For each of the last three years, base salary target levels for all named executive officers were set within a range that is competitive with the 50th percentile of salaries paid to comparable officers at companies in the peer group. The Committee selected the 50th percentile as the positioning for base salaries because, as they are the only fixed component of compensation, they are less appropriately used to motivate performance and thus, the Committee determined to set them at a reasonably competitive mid-point.

The Committee sets actual individual base salaries higher or lower than targeted base salaries for any reason that the Committee deems relevant. Factors that the Committee considered for 2009 base salaries included how long an officer has been at Baxter and in his or her current role, the impact of his or her position on the company’s results and the quality of the overall experience an officer brings to his or her role. Base salaries for all of the named executive officers were generally at or below the 50th percentile of salaries paid to comparable officers in the peer group.

Cash Bonuses

Cash bonuses are intended to reward company and individual performance by providing officers with an opportunity to receive additional cash compensation based on both the company’s performance relative to the financial targets described above and the Committee’s assessment of how well an officer performed his or her role during the applicable year. In assessing an individual officer’s performance, the Committee considers the individual’s present and potential contribution to Baxter, in addition to various performance criteria which include, but are not limited to, implementation of critical projects (e.g., acquisitions or divestitures), product development, regulatory or quality performance and innovation or research goals. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s overall performance relative to the financial targets discussed above.

Target Setting

For each of the last three years, cash bonus targets for all named executive officers were set within a range that is competitive with the 60th percentile of cash bonuses paid to comparable officers at companies in Baxter’s peer group. As the ultimate payout of a cash bonus is driven primarily by achievement of financial targets, the Committee sets the target amounts at the 60th percentile to further motivate officers to meet the financial targets. The Committee has the discretion to adjust each officer’s target as it deems appropriate. Typical reasons for adjusting cash bonus targets are how long an officer has been in his or her current role and how the officer’s role fits within the structure of the organization. Cash bonus targets for all of the named executive officers were at or modestly below the 60th percentile of cash bonuses paid to comparable officers in the peer group.

Determination of 2009 Payouts

As the company met each of its financial targets for its 2009 performance, the bonus pool was funded at two times the base salary for each executive officer covered by the bonus pool (other than Mr. Parkinson, for whom the bonus pool was funded at two times his target cash bonus). The Committee then used “negative discretion” to determine the actual cash bonus amount that was paid to each named executive officer. The “negative discretion” that was used took into account the Committee’s view of how well each officer performed his or her responsibilities during 2009. More specifically, in applying its negative discretion, the Committee adjusted each officer’s cash bonus target for company performance and then individual performance. As a result, the actual cash bonus paid to each named executive officer (other than Mr. Greisch and Ms. Lichtenstein) was calculated using the following formula: (x) the product of such officer’s cash bonus target and the company performance adjustment percentage multiplied by (y) an officer’s individual performance adjustment percentage. For example, Mr. Parkinson’s bonus of $2,500,560 is equal to (x) the product of $1,812,000 and 120% multiplied by (y) 115%. Mr. Greisch and Ms. Lichtenstein each received a cash bonus payment in an amount equal to the pro-rata portion of his or her respective cash bonus target for the period during which he and she served as an executive officer during the year.

Company Performance.  As discussed above, Baxter outperformed its adjusted EPS, adjusted sales and ROIC financial targets for 2009 by 101.5%, 100.3% and 108.5% respectively. Given the relative weighting of these targets (50%, 25% and 25%, respectively) and the associated funding schedule for each metric, this performance translated into an adjustment to each officer’s cash bonus of 120% of target. The funding schedule associated with each metric ranges from 0% to 150% with the baseline for each metric being 100% (i.e., the company must achieve a given financial target for the funding for such metric to be 100% and funding can range from 0% to 150%). The band of funding around the baseline varies by metric. This variation reflects the probability of achievement of a given target based on historical performance data as well as the scope of the given metric. Accordingly, the adjustment for 2009 performance of 120% was lower than the adjustment of 130% made in the prior year based on how the company performed against its 2009 financial targets and the relative weighting of, and funding schedule associated with, each metric. This reduced adjustment percentage led to a decrease in cash bonuses paid to all of the named executive officers, which is consistent with the company’s pay for performance philosophy.

Individual Performance.  Based on the Committee’s assessment of the performance of each officer of the company, each officer’s cash bonus target was adjusted further in a range of 90% to 130%. Mr. Parkinson was paid a cash bonus of $2,500,560, which represented a decrease of 8% as compared to his 2008 cash bonus and included an upward adjustment of 115%. This amount reflects the company’s strong financial performance in 2009, Mr. Parkinson’s contributions to this performance as well as his other leadership contributions (as discussed above under “Year in Review”), the fact that the company continues to address certain quality issues and the amounts he is paid through other components of his compensation package. Mr. Davis was paid a cash bonus of $814,320, which represented a decrease of 6% as compared to his 2008 cash bonus and included an upward adjustment of 130%. This amount reflects Mr. Davis’s contributions to the company’s strong 2009 financial performance as well as his role in addressing the issues associated with the challenging global economic environment. Ms. Amundson was paid a cash bonus of $814,320, which represented a decrease of 6% as compared to her 2008 cash bonus and included an upward adjustment of 130%. This amount reflects the leadership she provided as President of BioScience, a business that generated 44% of Baxter’s 2009 revenues and continued to deliver strong growth in 2009. Mr. Arduini was paid a cash bonus of $723,840, which represented an increase of 37% over his 2008 cash bonus and included an upward adjustment of 130%. This amount reflects the leadership he provided as President of Medication Delivery, a business that generated 37% of Baxter’s revenues in 2009 and developed solid growth across its global portfolio in 2009. Mr. McGillivray was paid a cash bonus of $496,080, which represented an increase of 36% over his 2008 cash bonus and included an upward adjustment of 130%. This amount reflects Mr. McGillivray’s contributions to the company as President of Renal, a business that generated 18% of Baxter’s revenues in 2009, as well as the leadership he provided in advancing this business’s R&D pipeline. For more information on how performance was assessed, see “Pay for Performance — Financial Targets and — Individual Performance” above. The Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the market place.

Equity Awards

Equity awards are the most significant components of each named executive officer’s compensation package. The company’s compensation program emphasizes equity awards to motivate the named executive officers to drive the long-term performance of the company and to align their interests with those of the company’s shareholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders. This alignment is furthered by requiring officers to satisfy the stock ownership guidelines discussed below under “Baxter’s Stock Ownership Guidelines for Executive Officers.”

Structure of Equity Compensation Program

In February 2007, the Committee restructured its equity compensation program to provide for annual equity grants to executive officers of performance share units and stock options rather than restricted stock units and stock options. The Committee also reduced the proportion of stock options from 70% to 50%. The replacement of restricted stock units with performance share units was driven by the Committee’s belief that as the recipients of these awards have the most responsibility for Baxter’s performance, the payout of a portion of their equity awards should be completely “at-risk.” As there are factors beyond the control of the officers that affect the company’s performance as measured against its peers, the Committee did retain stock options as an annual grant to recognize that it is in the best interest of the company to provide a certain amount of equity to officers that will vest as long as the officer continues to serve at Baxter, and will only have value as long as Baxter’s value continues to increase from the date of grant. The reduction in stock options in 2007 was influenced by market data that showed that companies were shifting away from stock options in favor of alternative performance-based awards and the Committee’s judgment regarding the appropriate balance between absolute and relative shareholder value in the executive officers’ total rewards.

2009 Equity Grants

In order to determine the size of equity grants to be awarded to each named executive officer during the 2009 annual grant process, the Committee reviewed market data on how much equity similarly situated officers were receiving at companies in Baxter’s peer group. This review focused on how much equity should be granted to each officer in order to be competitive with the 60th percentile of equity awards provided to similarly situated officers at companies in Baxter’s peer group. The Committee (or the Board in the case of Mr. Parkinson) set targets that were in line with what was competitive for the 60th percentile of the peer group for each of the named executive officers, except for Mr. Davis and Mr. McGillivray whose targets were in line with those set for such officers in the prior year and reflective of the internal equity principles established within the organization. In determining the actual amounts of the grants, the Committee (or the Board in the case of Mr. Parkinson) then used its discretion to increase certain named executive officer’s 2009 target grant as follows: Ms. Amundson, 20%; Mr. Arduini, 10%; Mr. Davis, 20%; and Mr. Parkinson, 10%. These adjustments were made primarily to reflect the Committee’s expectations of such officer’s future contributions to the company, although the Committee’s assessment of such officer’s individual performance during 2008 was also a factor. As discussed below, Mr. Greisch and Ms. Lichtenstein forfeited their 2009 equity grants upon their resignations.

Perquisites

Baxter provides a very limited range of perquisites to its named executive officers. In 2009, the aggregate incremental cost associated with providing these perquisites was less than $10,000 for each named executive officer. Baxter permits limited personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer and any such aircraft usage, including by the Chief Executive Officer, is reviewed annually by the Compensation Committee. Baxter reimburses business-related spousal travel expenses and other incidentals, and pays related entertainment and other incidental costs for executive officers and their spouses when such executive officers and spouses are invited to attend Board meetings or other business-related activities where the attendance of a spouse is expected. Baxter pays these expenses and costs as the business purpose served by having executive officers attend such meetings is closely related to the benefits received. Baxter also pays for an annual physical exam for executive officers and believes this practice to be in the best interest of the company and its shareholders as the health of an executive officer is critical to an officer’s performance. Baxter reimburses executive officers for the tax payments related to business-related spousal travel (however, such gross-up payments have been discontinued effective as of January 1, 2010). No named executive officer received reimbursements for taxes on an aggregate basis in an amount greater than $10,000 in 2009.

Retirement and Other Benefits

Baxter allows the named executive officers to participate in a pension program and deferred compensation plan in order to provide compensation that is reflective of such officers’ value in the market as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company. The pension plan was closed to new participants effective as of December 31, 2006.

Mr. Parkinson’s employment agreement provides for additional pension benefits tied to the number of years he remains employed at Baxter. In April 2009, Mr. Parkinson received an additional two years of service under the pension program upon his fifth anniversary of employment based on the terms of his employment agreement. These additional years of service are in addition to the two years of service received by Mr. Parkinson upon his third anniversary of employment in April 2007. This additional service is credited under the supplemental pension plan. Mr. Parkinson’s employment agreement also provides that he is eligible for unreduced early retirement upon his termination of employment prior to age 65. Mr. Parkinson will not be eligible for an unreduced early retirement benefit, if his employment is terminated for cause (as defined in his employment agreement). The additional service credited to Mr. Parkinson in 2009 accounted for approximately 70% of the change in Mr. Parkinson’s accumulated pension value between December 31, 2008 and 2009. The other named executive officers participate in the applicable pension program to the same extent and on the same terms as any other eligible Baxter employee. The distinction between the pension benefits available to Mr. Parkinson versus the other named executive officers is consistent with his level of responsibility within the company and how his position is valued in the market as determined at the time his agreement was originally negotiated. A more detailed discussion of the pension program is provided under the caption “Pension Benefits” on page 31 of this Proxy Statement. Each of the named executive officers also is eligible to participate in Baxter’s deferred compensation plan (which permits the officer to defer the receipt of covered compensation and receive a 3.5% company match, the terms of which are more fully described under the caption “Nonqualified Deferred Compensation” on page 33 of this Proxy Statement).

Risk Assessment of Compensation Policies and Practices

With the assistance of the Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;

•	effective balance in cash and equity mix, short and long term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policy discussed below.

Baxter’s Stock Ownership Guidelines for Executive Officers

In order to drive the long-term performance of the company, executive officers are required to own a certain amount of Baxter stock. The Chief Executive Officer is required to achieve ownership of Baxter common stock valued at six times annual base salary. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at four times annual base salary, in each case within five years of becoming an executive officer. As of December 31, 2009, each named executive officer has satisfied his or her stock ownership requirement, except for Mr. Davis who was appointed to his position in May 2006 and is expected to meet his stock ownership requirements in 2010. This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Executive Compensation Recoupment Policy

In February 2009, the Board adopted an executive compensation recoupment policy. This policy applies to all cash bonuses paid by Baxter under its 2007 Incentive Plan (or any successor plan) and all grants of equity awarded by the company to any person designated as an officer by the Board. Following any restatement of the company’s financial results that requires an amendment to any previously filed results or if an officer violates a restrictive covenant contained in any agreement between the company and such officer, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation and take any actions it deems appropriate with respect to executive incentive compensation. With respect to a restatement, the Board will consider whether an officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: recovery, reduction, or forfeiture of all or part of any bonus, equity, or other compensation previously provided or to be provided in the future; disciplinary actions; and the pursuit of any other remedies.

Post-Termination Compensation

Named executive officers may receive certain payments if Baxter undergoes a change in control and the officer ceases to be employed by the company. Mr. Parkinson would receive payments under his employment agreement and the other named executive officers would receive payments under their severance agreements. Providing for payments in a change in control situation is consistent with market practice and helps ensure that if a change in control is in the best interest of the shareholders, officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In addition to change in control payments, Mr. Parkinson would receive certain payments in the event he is terminated for any reason (other than for cause). The Board believes that compensating Mr. Parkinson in these additional circumstances is appropriate in light of the value of his position in the market place, including as reflected in the negotiations accompanying the company’s hiring of Mr. Parkinson pursuant to his employment agreement. In consideration for these benefits, Mr. Parkinson and the named executive officers have agreed to be bound for two years from the date of his or her termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Committee did not believe that such benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in any other elements or vice versa. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2009, please refer to the information under the caption “Potential Payments Upon Termination Following A Change in Control” on page 34 of this Proxy Statement.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Proxy Statement for the 2010 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation Committee
John D. Forsyth (Chair)
Walter E. Boomer
Peter S. Hellman
Carole J. Shapazian
Thomas T. Stallkamp

Summary Compensation Table

The following table shows for the years indicated below the compensation provided by Baxter and its subsidiaries to its named executive officers.

						Change in
						Pension
						Value and
					Non-Equity	Non-qualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert L Parkinson, Jr.,	2009	$1,342,000	$4,785,304	$2,982,046	$2,500,560	$2,518,252	$233,143	$14,361,305
Chairman and Chief	2008	1,339,339	6,084,226	3,569,053	2,708,940	910,946	212,326	14,824,830
Executive Officer	2007	1,296,153	7,604,400	4,852,681	3,000,000	2,288,783	153,158	19,195,175

Robert M. Davis,	2009	576,923	1,066,887	668,147	814,320	115,023	101,027	3,342,327
Corporate Vice President,	2008	554,769	1,282,296	711,463	866,320	68,406	90,873	3,574,127
Chief Financial Officer	2007	506,615	1,848,624	970,536	793,585	46,812	58,591	4,224,763

Joy A. Amundson,	2009	576,923	1,066,887	668,147	814,320	204,514	102,944	3,433,735
Corporate Vice President	2008	554,769	1,282,296	711,463	866,320	141,384	109,065	3,665,297
and President, BioScience	2007	523,077	2,063,706	970,536	907,410	112,036	94,119	4,670,884

Peter J. Arduini,	2009	543,538	977,980	612,468	723,840	82,184	89,617	3,029,627
Corporate Vice President	2008	526,923	1,282,296	711,463	527,670	77,797	96,973	3,223,122
and President, Medication	2007	505,692	1,966,407	970,536	692,230	69,352	86,529	4,290,746
Delivery

John J. Greisch,	2009	216,077	1,006,744	623,604	189,000	94,921	526,903	2,657,249
Former Corporate Vice	2008	613,462	2,009,211	824,169	937,950	239,823	125,290	4,749,905
President and President,	2007	595,165	2,223,799	1,122,182	1,089,050	141,068	107,697	5,278,961
International

Susan R. Lichtenstein,	2009	385,327	962,291	603,911	309,000	68,840	473,546	2,802,915
Former Corporate Vice President and General Counsel

Bruce McGillivray,	2009	422,615	562,208	349,312	496,080	313,367	58,091	2,201,673
Corporate Vice President and President, Renal

(1)	Amounts shown in this column represent the value of performance share units granted under the company’s equity compensation program. For all named executive officers other than Mr. Parkinson, amounts shown in this column for 2007 also include the value of restricted stock units granted under the equity compensation program in effect at that time. For Mr. Greisch, the amount shown in this column for 2008 also includes the value of a one-time grant of restricted stock units received in recognition of the additional responsibilities for Global Manufacturing and Supply Chain assumed by Mr. Greisch in 2008. As discussed below under “Separation Agreements,” except for the 2007 grant of performance share units, all of the unvested equity awards whose value is reflected in this column were forfeited by Mr. Greisch and Ms. Lichtenstein upon their resignations. All amounts are valued based on the grant date fair value computed in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards ASC Topic 718 (“FASB ASC Topic 718”). For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. Dividend equivalents accrue on the performance share units and are paid only if the underlying awards vest. For further information on these awards, see the Grants of Plan-Based Awards table and the accompanying narrative under “Description of Certain Awards Granted in 2009” on page 26 of this Proxy Statement.

(2)	Amounts shown in this column represent the value of stock options granted under the company’s equity compensation program based on the grant date fair value computed in accordance with FASB ASC Topic 718. Please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on how amounts in this column are calculated. For further information on these awards, see the “2009 Grants of Plan-Based Awards” table and the accompanying narrative under “Description of Certain Awards Granted in 2009” on page 26 of this Proxy Statement. All of the unvested stock options whose value is reflected in this column were forfeited by Mr. Greisch and Ms. Lichtenstein upon their resignations.

(3)	Amounts shown in this column represent cash bonuses paid for performance in the applicable year under the company’s officer bonus program. With respect to Mr. Greisch and Ms. Lichtenstein, such amounts represent the pro-rata portion of their respective annual cash bonus target for 2009. The methodology applied in determining the bonus amounts earned by the other named executive officers is discussed under “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses” on page 19 of this Proxy Statement.

(4)	Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under the company’s pension plan and supplemental pension plan. Pursuant to the terms of his employment agreement, Mr. Parkinson received an additional two years of service under the pension plan in April 2009 as he recognized the fifth anniversary of his employment with the company during that month. For more information on this pension benefit, see “Employment Agreement with Chairman and Chief Executive Officer” and the “Pension Benefits” table below.

(5)	Amounts shown in this column represent dividend equivalent payments on restricted stock units and performance share units held by the named executive officers, contributions made by the company to Baxter’s deferred compensation plan on behalf of the participating named executive officers, contributions made by the company to Baxter’s tax-qualified section 401(k) plan on behalf of the named executive officers, reimbursements by the company of tax payments related to required business-related spousal travel (however, such gross-up payments have been discontinued effective as of January 1, 2010) and the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers. The following table quantifies the amounts paid to the named executive officers for 2009 for each component discussed above that involved an amount equal to or greater than $10,000:

		Deferred
		Compensation
	Dividend Equivalents	Contributions

Mr. Parkinson	$223,444	—
Mr. Davis	49,054	$38,815
Ms. Amundson	53,873	38,815
Mr. Arduini	51,922	28,182
Mr. Greisch	50,683	31,930
Ms. Lichtenstein	42,979	27,781
Mr. McGillivray	30,290	18,495

With respect to Mr. Greisch and Ms. Lichtenstein, this column also includes $420,000 and $389,000, respectively, in payments made pursuant to the agreements entered into as of the date of their resignations and as discussed below under “Separation Agreements”.

2009 Grants of Plan-Based Awards

								All Other
								Option
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Exercise	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Number of	or	Fair Value
		Plan Awards			Plan Awards			Securities	Base Price	of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	of Option	Option
	Grant	($)	($)	($)	(#)	(#)	(#)	Options	Awards	Awards
Name	Date	(1)	(2)	(1)	(3)	(3)	(3)	(#)	($/Sh)	(4)

Mr. Parkinson	2/17/2009	—	$1,812,000	—
	3/4/2009				18,300	73,200	146,400			$4,785,304
	3/4/2009							254,400	$52.50	2,982,046
Mr. Davis	2/16/2009	—	522,000	—
	3/4/2009				4,080	16,320	32,640			1,066,887
	3/4/2009							57,000	$52.50	668,147
Ms. Amundson	2/16/2009	—	522,000	—
	3/4/2009				4,080	16,320	32,640			1,066,887
	3/4/2009							57,000	$52.50	668,147
Mr. Arduini	2/16/2009	—	464,000	—
	3/4/2009				3,740	14,960	29,920			977,980
	3/4/2009							52,250	$52.50	612,468
Mr. Greisch(5)	2/16/2009	—	567,000	—
	3/4/2009				3,850	15,400	30,800			1,006,744
	3/4/2009							53,200	$52.50	623,604
Ms. Lichtenstein(6)	2/16/2009	—	463,000	—
	3/4/2009				3,680	14,720	29,440			962,291
	3/4/2009							51,520	$52.50	603,911
Mr. McGillivray	2/16/2009	—	318,000	—
	3/4/2009				2,150	8,600	17,200			562,208
	3/4/2009							29,800	$52.50	349,312

(1)	There is no threshold amount for cash bonuses. Even if the company meets each financial target, the Committee (or the Board in the case of Mr. Parkinson) may use negative discretion and decline to pay an officer a bonus for his or her performance. Consistent with the bonus plan and under Section 162(m) of the Internal Revenue Code of 1986, as amended, the maximum bonus that could be paid to any officer for 2009 performance was the lesser of (i) two times an officer’s salary (or target bonus in the case of Mr. Parkinson) and (ii) $5 million.

(2)	Represents the target bonus set for 2009 under Baxter’s officer bonus program. The actual cash bonus paid to each named executive officer for his or her 2009 performance is reported as “Non-Equity Incentive Plan Compensation” above in the Summary Compensation Table.

(3)	The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of common stock that would be paid out under the performance share units granted in March 2009 if Baxter’s growth in shareholder value compared to the growth in shareholder value of the healthcare companies in its peer group is at the 25th, 60th and 85th percentile, respectively. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 16 of this Proxy Statement.

(4)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options and the target amount of performance share units awarded under Baxter’s equity compensation program during 2009 and further described below.

(5)	As a result of his resignation from the company, the performance share units and stock options granted to Mr. Greisch in 2009 were forfeited.

(6)	As a result of her resignation from the company, the performance share units and stock options granted to Ms. Lichtenstein in 2009 were forfeited.

Description of Certain Awards Granted in 2009

Performance Share Units.  Each named executive officer received a performance share unit grant in March 2009. The threshold, target and maximum payouts that each officer could receive under his or her award is disclosed under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “2009 Grants of Plan-Based Awards” table above. The payout amounts under these awards will be earned based on Baxter’s growth in shareholder value relative to the growth in shareholder value of the healthcare peers included in Baxter’s peer group during the three-year performance period commencing on January 1, 2009. The payout of shares of Baxter common stock will range from 0% to 200% of the number of performance share units awarded. If an officer ceases to be employed at Baxter during the performance period (other than due to death, disability or retirement), such officer will forfeit any payout under his or her performance share units. If an officer who is “retirement eligible” (meaning he or she is at least 65 years of age, or at least 55 years of age with at least 10 years of service) retires after December 31, 2009, then his or her performance share units will remain eligible for payout at the end of the performance period. If an officer is terminated due to death or disability after December 31, 2009, his or her performance share units will pay out within 60 days at 100% of the target grant. Officers have no rights of a shareholder with respect to the performance share units until the performance period is complete, other than with respect to dividends. With respect to performance share units granted in 2009, dividends accrue on each performance share unit to the same extent as if such unit was a share of common stock during the performance period. Such accrued dividends will be paid when and if the related shares of common stock are paid out at the end of the performance period. Performance share units granted prior to 2009 entitled a recipient to receive cash payments equal to dividends paid on shares of Baxter common stock to the same extent as if each performance share unit was a share of common stock during the performance period. For more information about these awards see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 16 of this Proxy Statement.

Stock Options.  Each named executive officer received a stock option grant in March 2009. These stock options vest one-third per year over a three-year period. The exercise price of each stock option awarded by Baxter to its executive officers under the company’s incentive compensation programs is the closing price of Baxter’s common stock on the date of grant, which is the date when the Compensation Committee acts to approve equity awards for senior executives. Generally, if an officer ceases to be employed at Baxter before his or her stock options vest, these options will expire on the date such officer’s employment is terminated unless such termination is due to death, disability or retirement. If an officer who is retirement eligible (as defined above) retires after December 31, 2009, then his or her stock options will continue to vest based upon their original vesting schedule. If an officer is terminated due to death or disability after December 31, 2009, his or her options will vest immediately and expire one year later. Each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the “All Other Option Awards” column in the “2009 Grants of Plan-Based Awards” table above.

Employment Agreement with Chairman and Chief Executive Officer

Baxter and Robert L. Parkinson, Jr. entered into an employment agreement on April 19, 2004 in connection with Mr. Parkinson’s appointment as Chairman and Chief Executive Officer of Baxter. On December 12, 2008, this agreement was amended to conform the agreement to changes to Section 409A of the Internal Revenue Code of 1986, as amended, and the existing company compensation program applicable to employees generally (for example, the use of performance share units rather than restricted stock units and the diminution of perquisites), as well as to provide that the rolling two-year term of the agreement shall expire without further action effective January 30, 2016.

Mr. Parkinson’s agreement, as amended, provides an annual base salary of not less than $1,300,000, subject to possible increase by the independent directors of the Board. He is eligible to participate in Baxter’s officer bonus and long-term incentive programs at a level commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board, and to receive benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. In addition to these benefits, the agreement provides that if Mr. Parkinson remains employed for at least three years (which he achieved in 2007), his pension benefit will be determined as if he had completed five years of service, and if he remains employed for at least five years (which he achieved in April 2009), his pension benefit will be determined as if he had completed nine years of service, in each case provided that Mr. Parkinson is not later terminated for cause. This additional service is credited under the supplemental pension plan. The agreement also provides that if Mr. Parkinson retires after his pension benefit is vested but before he is eligible for an unreduced early retirement benefit, and he is not terminated for cause, he will receive payments under the supplemental pension plan equal to the difference between an unreduced pension benefit (including the additional service credit described above) and his actual benefits received under the pension plan.

In consideration for his employment at Baxter, Mr. Parkinson will not compete with the company, directly or indirectly, for a period of two years after the termination of his employment. Mr. Parkinson has also agreed not to solicit or attempt to solicit any customer or supplier of the company nor solicit, persuade or induce any individual who is employed by the company or its subsidiaries to terminate such employment or enter into an employment relationship with another entity.

The agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. For more information about these payments, please see “Potential Payments Upon Termination Following A Change in Control — Chairman and Chief Executive Officer” on page 34 of this Proxy Statement.

Separation Agreements

In connection with his resignation on April 23, 2009, Mr. Greisch entered into an agreement with the company pursuant to which he was entitled to: (a) receive a pro-rata portion of his cash bonus target for 2009 performance ($189,000); (b) remain eligible to vest in his 2007 grant of 25,200 performance share units; and (c) receive a monthly consulting fee in the amount of $52,500 from May 31, 2009 through December 31, 2009, or until he obtains alternative senior management employment. Mr. Greisch’s agreement also provided for the payment of his accrued vacation pay ($7,269) and a cash payment to cover his COBRA coverage costs through December 31, 2009 ($8,000). In exchange, Mr. Greisch agreed to assist in the transition of his duties, be bound for two years from the effective date of his departure to certain non-solicitation and non-competition covenants and waive his right to assert any claims against the company.

In connection with her resignation on August 27, 2009, Ms. Lichtenstein entered into an agreement with the company, pursuant to which she is entitled to: (a) receive a pro-rata portion of her cash bonus target for her 2009 performance ($309,000); (b) remain eligible to vest in her 2007 grant of 19,550 performance share units; (c) receive $50,000 on the effective date of the agreement; and (d) receive a monthly payment in the amount of $84,000 for a period of eighteen months from September 2009. Ms. Lichtenstein’s agreement also provided for the payment of her accrued vacation pay ($4,192) and payments not to exceed $6,000 relating to her COBRA coverage. In exchange, Ms. Lichtenstein agreed to assist in the transition of her duties, be bound for two years from the effective date of her departure to certain non-solicitation and non-competition covenants and waive her right to assert any claims against the company.

Most of the compensation paid to Mr. Greisch and Ms. Lichtenstein under these agreements was provided by allowing each former officer to remain eligible to vest in the performance share units granted to them in March 2007. This decision was made in light of the fact that a substantial portion of the performance period associated with these units had been completed by the time of the resignations and that both Mr. Greisch and Ms. Lichtenstein had made significant contributions to Baxter during this performance period. All other unvested equity grants (including their 2009 grants) were forfeited by Mr. Greisch and Ms. Lichtenstein upon their resignations.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
							Equity
							Incentive Plan
							Awards:
							Number of	Equity Incentive
	Number of	Number of			Number of		Unearned	Plan Awards:
	Securities	Securities			Shares or	Market Value	Shares, Units	Market or Payout
	Underlying	Underlying			Units of	of Shares or	or Other	Value of Unearned
	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights That	Shares, Units or
	Options	Options	Exercise	Option	Have Not	That Have	Have Not	Other Rights That
	(#)	(#)	Price	Expiration	Vested	Not Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)(2)	($)	(#)(3)	($)(3)

Mr. Parkinson	650,000		$31.72	4/18/2014	—	—	428,771	$25,160,282
	750,750		34.85	3/13/2015
	546,000		38.35	3/14/2016
	256,000	128,000	51.21	3/15/2017
	101,333	202,667	58.12	3/5/2018
		254,400	52.50	3/4/2019
Mr. Davis	25,000		34.85	3/13/2015	2,134	$125,223	88,141	5,172,114
	45,000		38.35	3/14/2016
	35,000		36.99	5/17/2016
	51,200	25,600	51.21	3/15/2017
	20,200	40,400	58.12	3/5/2018
		57,000	52.50	3/4/2019
Ms. Amundson	60,000		30.32	8/01/2014	3,534	207,375	88,141	5,172,114
	180,000		34.85	3/13/2015
	180,000		38.35	3/14/2016
	51,200	25,600	51.21	3/15/2017
	20,200	40,400	58.12	3/5/2018
		57,000	52.50	3/4/2019
Mr. Arduini	30,000		34.07	4/17/2015	2,900	170,172	87,795	5,151,811
	132,000		38.35	3/14/2016
	51,200	25,600	51.21	3/15/2017
	20,200	40,400	58.12	3/5/2018
		52,250	52.50	3/4/2019
Mr. Greisch	—	—			—	—	50,400	2,957,472
Ms. Lichtenstein	—	—			—	—	39,100	2,294,388
Mr. McGillivray	60,060		49.54	11/25/2011	1,400	82,152	52,782	3,097,248
	40,000		34.85	3/13/2015
	69,000		38.35	3/14/2016
	30,666	15,334	51.21	3/15/2017
	12,266	24,534	58.12	3/5/2018
		29,800	52.50	3/4/2019

(1)	Mr. Parkinson’s stock options vest as follows: 84,800 on March 4, 2010; 101,333 on March 5, 2010; 128,000 on March 15, 2010; 84,800 on March 4, 2011; 101,334 on March 5, 2011; and 84,800 on March 4, 2012. Mr. Davis’s stock options vest as follows: 19,000 on March 4, 2010; 20,200 on March 5, 2010; 25,600 on March 15, 2010; 19,000 on March 4, 2011; 20,200 on March 5, 2011; and 19,000 on March 4, 2012. Ms. Amundson’s stock options vest as follows: 19,000 on March 4, 2010; 20,200 on March 5, 2010; 25,600 on March 15, 2010; 19,000 on March 4, 2011; 20,200 on March 5, 2011; and 19,000 on March 4, 2012. Mr. Arduini’s stock options vest as follows: 17,416 on March 4, 2010; 20,200 on March 5, 2010; 25,600 on March 15, 2010; 17,417 on March 4, 2011; 20,200 on March 5, 2011; and 17,417 on March 4, 2012. Mr. McGillivray’s stock options vest as follows: 9,933 on March 4, 2010; 12,267 on March 5, 2010; 15,334 on

March 15, 2010; 9,933 on March 4, 2011; 12,267 on March 5, 2011; and 9,934 on March 4, 2012. As a result of their resignations from the company in 2009, Mr. Greisch and Ms. Lichtenstein forfeited all of their unvested stock options pursuant to the plans under which they were granted.

(2)	The following restricted stock units vest on March 15, 2010: Mr. Davis (2,134); Ms. Amundson (3,534); Mr. Arduini (2,900); and Mr. McGillivray (1,400). The market value of these unvested restricted stock units is based on the closing price of Baxter common stock on December 31, 2009 ($58.68). As a result of their resignations from the company in 2009, Mr. Greisch and Ms. Lichtenstein forfeited all of their unvested restricted stock units pursuant to the plans under which they were granted.

(3)	Represents the maximum number and value of shares of common stock that an officer would receive under the performance share units granted in 2007 and 2008 and the threshold number and value of shares of common stock that an officer would receive under the performance share units granted in 2009. The market value of the performance share units included in this column is based on the closing price of Baxter common stock on December 31, 2009 ($58.68). With respect to Mr. Greisch and Ms. Lichtenstein, amounts in this column include neither the number nor value of shares of common stock related to the performance share units granted in 2008 and 2009 as these awards were forfeited upon the resignation of Mr. Greisch and Ms. Lichtenstein. With respect to the performance share units granted in 2007, the final award was paid out on January 20, 2010. Final payouts under the performance share units granted in 2008 and 2009 will not be known until the respective performance period is completed. Therefore, it is possible that no shares of common stock will be paid out under these performance share units. For more information on how payouts under the performance share units are determined, please see “Compensation Discussion and Analysis — Structure of Compensation Program — Pay for Performance — Performance Against Peers” on page 16 of this Proxy Statement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Mr. Parkinson	—	—	19,500	$995,865
Mr. Davis	—	—	6,067	306,687
Ms. Amundson	—	—	12,533	640,060
Mr. Arduini	—	—	10,050	513,254
Mr. Greisch	125,000	$2,888,848	12,533	640,060
Ms. Lichtenstein	—	—	7,083	361,729
Mr. McGillivray	—	—	4,850	247,690

(1)	Represents the aggregate dollar amount realized upon the exercise of stock options.

(2)	Represents the market value of the restricted stock units or restricted stock, as applicable, on the date of vesting as determined by the closing price of Baxter common stock on such vesting date.

Pension Benefits

		Number	Present
		of Years	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)(1)

Mr. Parkinson(2)	Employment Agreement	9	$4,483,409
	Pension Plan	5	131,978
	Supplemental Pension Plan	5	2,222,323
Mr. Davis	Pension Plan	4	55,130
	Supplemental Pension Plan	4	197,758
Ms. Amundson	Pension Plan	4	90,118
	Supplemental Pension Plan	4	453,851
Mr. Arduini	Pension Plan	4	59,950
	Supplemental Pension Plan	4	216,823
Mr. Greisch(3)	Pension Plan	6	119,246
	Supplemental Pension Plan	6	612,554
Ms. Lichtenstein(3)	Pension Plan	4	79,003
	Supplemental Pension Plan	4	262,661
Mr. McGillivray	Pension Plan	5	220,034
	Supplemental Pension Plan	5	556,211
	Canadian Pension Plan	16	320,510

(1)	The amounts in this column have been determined as follows: the accrued benefit was calculated using pensionable earnings and benefit service through 2009; present value of this accrued benefit payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point) was calculated as an annuity payable for the life of the participant only; the present value of the benefit at the assumed payment age was discounted with interest only to the current age as of measurement date. The present value of the accrued benefits disclosed in the table above are based on the following assumptions:

Assumption	Value

Discount Rate	6.05%
Postretirement Mortality	Retirement Plan 2000, projected to 2015
Termination/Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points; for Mr. Parkinson’s employment agreement, completion of five years of service

Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 9 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 for more information on those assumptions.

(2)	As of April 2009, Mr. Parkinson had been employed at Baxter for five years. As a result, under the terms of his employment agreement he received an additional four years of service under the supplemental pension plan (nine years in total). The present value of accumulated benefits for Mr. Parkinson reflects the portion of the present value of these additional benefits that has been accrued by Baxter as of December 31, 2009. For more information about the additional benefits and Mr. Parkinson’s employment agreement, please see “Compensation Discussion and Analysis — Elements of Executive Compensation — Retirement and Other Benefits” and “Employment Agreement with Chairman and Chief Executive Officer” on pages 21 and 27 of this Proxy Statement.

(3)	The participants shown are inactive as of December 31, 2009. These present values were calculated based on the required benefit commencement date specified under the supplemental pension plan, as amended to be in compliance with 409A regulations.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Internal Revenue Code of 1986, as amended, that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Internal Revenue Code of 1986, as amended. Benefits under the supplemental pension plan will be paid at the same time and in the same form as benefits under the pension plan for participants whose pension commenced by December 31, 2008. As a result of new tax regulations that became effective on January 1, 2009, the company amended the supplemental plan to provide a time and form of payment that is independent of the pension plan. Beginning January 1, 2009, if the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. As permitted by the transitional rules under the new tax regulations, persons who were participants in the plan at the end of 2007 were given a one-time option to elect a different commencement date. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan, such as those paid under Mr. Parkinson’s employment agreement.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date will not be eligible to participate in the pension plan or supplemental pension plan, but instead will receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified section 401(k) plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional employer contribution.

Like Baxter’s tax-qualified pension plan, the pension plan offered to employees in Canada (including Mr. McGillivray) is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) (1.00 percent of a participant’s “Final Average Earnings” up to the year’s maximum pensionable earning as defined by the Canada pension plan plus 1.45 percent of the pensionable earnings in excess of that year’s maximum pensionable earnings) not to exceed the maximum retirement income under the Income Tax Act (Canada)(ITA) (ii) multiplied by the participant’s years of credited service. Mr. McGillivray’s benefit is subject to the ITA limit and is shown based on an indexed rate limit as of his normal retirement age. “Final Average Earnings” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the Canadian pension plan, the pension plan has early retirement provisions available at age 55 with a reduction of 3% per year prior to normal retirement. Participation in the pension plan was closed as of January 1, 2008.

Nonqualified Deferred Compensation

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance
	Last FY	Last FY	in Last FY	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)

Mr. Parkinson	—	—	$8,313	—
Mr. Davis	$376,107	$38,815	84,739	$1,053,098
Ms. Amundson	549,371	38,815	417,928	2,696,520
Mr. Arduini	91,439	28,182	108,869	531,401
Mr. Greisch	45,815	31,930	33,650	779,001
Ms. Lichtenstein	190,547	27,781	103,398	702,105
Mr. McGillivray	56,591	18,495	55,417	281,066

(1)	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 24 of this Proxy Statement.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table on page 24 of this Proxy Statement.

(3)	Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan.

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any annual cash bonus. Participants in the deferred compensation plan may select a subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the deferred compensation plan dollar-for-dollar up to 3.5% of a participant’s eligible compensation. Any participant who either was hired after December 31, 2006, or who elected as of January 1, 2008 not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3.0% of his or her eligible compensation in excess of the compensation that is recognized in the tax-qualified section 401(k) plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plan and result in lower compensation recognized for company matching under Baxter’s tax-qualified section 401(k) plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to fifteen years. Such election must be made when the participant first becomes eligible to participate in the plan. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination Following A Change in Control

In consideration for the benefits discussed below, each named executive officer has agreed to be bound for two years from the date of his or her termination to non-competition, non-solicitation and non-disparagement covenants. A condition for receiving the payments discussed below is the execution by the named executive officer of a customary release of claims in a form reasonably acceptable to the company.

Chairman and Chief Executive Officer

Mr. Parkinson’s employment agreement provides for certain payments in the event of Mr. Parkinson’s death, disability, termination without cause or due to constructive discharge, or termination following a change in control. The following table shows Baxter’s potential payment and benefit obligations to Mr. Parkinson upon his termination under each of these circumstances assuming such termination occurred on December 31, 2009.

			Termination without
			Cause or due to
			Constructive
			Discharge, or Termination
			following a Change
	Death	Disability	in Control

Base Salary(1)	—	$671,000	—
Bonus Payment(2)	$1,812,000	1,812,000	$1,812,000
Severance Payments(3)	N/A	N/A	6,308,000
Accelerated Vesting of Equity Awards(4)	19,036,000	19,036,000	19,036,000
COBRA Coverage(5)	4,900	2,400	2,400

Total	$20,852,900	$21,521,400	$27,158,400

(1)	All salary prior to the termination would have been paid as the assumed termination date is December 31, 2009. The amount under disability reflects the base salary (26 weeks) that would be paid to Mr. Parkinson through the commencement of any payments to him under the company’s long-term disability plan. All vacation accrued at December 31, 2009 but not used would be forfeited.

(2)	Represents Mr. Parkinson’s 2009 cash bonus target as he would receive an annual bonus payment for the performance period in which the termination occurs.

(3)	Represents twice the amount equal to the sum of Mr. Parkinson’s annual salary as in effect on December 31, 2009 and his 2009 cash bonus target. This amount would be paid during the two-year period commencing on the termination date (subject to certain timing requirements prescribed by Section 409A of the Internal Revenue Code, if applicable) and would cease if Mr. Parkinson violated certain of his post-termination obligations including the non-compete and non-solicit obligations discussed above under “Employment Agreement with Chairman and Chief Executive Officer.”

(4)	Represents the “in-the-money” value of unvested stock options, the value of unvested restricted stock units, and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2009 ($58.68). As a result of termination due to death or disability, Mr. Parkinson’s stock options would remain exercisable for five years, and for termination without cause or following a change in control or due to constructive discharge, Mr. Parkinson’s stock options would remain exercisable for five years (subject to the original expiration date of the option). In the case of termination without cause or due to constructive discharge, the performance share units would remain outstanding and be payable based on actual performance for the entire period and at the same time as such units become payable for other individuals holding the awards. In the case of termination following a change in control, or as a result of death or disability, the performance share units would vest immediately at the target level of performance, subject to adjustment in the case of termination following a change in control to reflect actual performance through the date of the change in control.

(5)	Represents 18 months (or 36 months under death) of COBRA coverage for Mr. Parkinson and his family.

In addition to the payments and obligations included in the table above, upon his termination for any reason, Mr. Parkinson would be entitled to any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements generally available to all salaried employees, and any vested pension benefit earned upon his termination for any reason.

Other Named Executive Officers

In December 2006, each of the named executive officers (other than Mr. Parkinson) entered into a severance agreement with the company that provides for certain payments in the event Baxter undergoes a change in control and the officer is involuntarily terminated by the company or voluntarily terminates his or her employment with the company for good reason — that is, subject to a “double trigger.” These payments include:

•	a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus (reported as severance payments in the table below);

•	a prorated bonus payment;

•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;

•	two years of continued health and welfare benefit coverage;

•	two years of additional age and service credit for retiree health and welfare benefit purposes; and

•	outplacement expense reimbursement in an amount not exceeding $50,000.

The severance agreements also provide that if the total payments or benefits to which a named executive officer is entitled in connection with a change in control (including amounts paid under the severance agreements or any other such plan, arrangement or agreement with the company such as other equity compensation programs) exceed 110% of the largest amount that would result in no portion of the total payments being subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the company will gross-up the severance payments to the officer to cover such excise tax. These amounts are reported in the “Tax Gross-Up” line of the table below.

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers (other than Mr. Parkinson, Mr. Greisch and Ms. Lichtenstein) assuming that a change in control of the company has occurred and as a result the named executive officer either is terminated or terminates his or her employment for good reason on December 31, 2009. Mr. Greisch and Ms. Lichtenstein are not included as neither served as an officer as of December 31, 2009. For a discussion of amounts paid to Mr. Greisch and Ms. Lichtenstein upon their resignations, please see “Separation Agreements” above. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the severance agreements.

	Mr. Davis	Ms. Amundson	Mr. Arduini	Mr. McGillivray

Severance Payments	$2,204,000	$2,204,000	$2,020,000	$1,484,000
Prorated Bonus Payments(1)	522,000	522,000	464,000	318,000
Additional Payments Related to Retirement and Savings Plans	145,700	251,400	377,000	918,000
Health and Welfare Benefit Coverage	43,000	25,000	43,000	42,000
Retiree Health and Welfare Benefit	—	—	—	52,600
Accelerated Vesting of Equity Awards(2)	4,127,800	4,209,900	4,062,300	2,391,300
Tax Gross-Up(3)	2,198,587	2,056,849	—	—
Outplacement Expenses	50,000	50,000	50,000	50,000

Total	$9,291,087	$9,319,149	$7,016,300	$5,255,900

(1)	Represents full 2009 bonus target as the officer would receive an annual bonus payment for the performance period in which the termination occurs.

(2)	Represents the “in-the-money” value of unvested stock options, the value of unvested restricted stock units, and the target amount of performance share units based on Baxter’s closing stock price on December 31, 2009 ($58.68).

(3)	The tax-gross up payment was calculated taking into account all payments and benefits payable to the named executive officers under the severance agreements as well as the amounts payable to the named executive officers due to the accelerated vesting of equity under Baxter’s equity compensation programs.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of stock options and restricted stock units. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter shareholders.

Cash Compensation

Each non-employee director is paid a $65,000 annual cash retainer and a $1,500 fee for each Board and Committee meeting attended, other than for attending meetings of the Science and Technology Committee. The fee for attending a Science and Technology Committee meeting is $3,000 as this Committee holds less frequent but longer meetings, often off-cycle from Board meetings. Each non-employee director who acts as the chair of any Committee meeting is paid an additional $1,500 for each meeting chaired. The lead director is paid an additional annual cash retainer of $30,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until Board service ends and provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified section 401(k) plan.

Stock Options

Each non-employee director is entitled to receive a grant of stock options annually on the date of the annual meeting of shareholders. Under Baxter’s director compensation plan, the annual stock option grant value to each non-employee director is $65,000 on the grant date, based on a Black-Scholes valuation of Baxter’s options as of that date. The stock options become exercisable on the date of the next annual meeting of shareholders, and may become exercisable earlier in the event of death, disability, or a change in control of Baxter.

Restricted Stock Units

Each non-employee director also receives an annual grant of restricted stock units on the date of the annual meeting of shareholders. The number of restricted stock units equals the quotient of $65,000 divided by the closing sale price for a share of Baxter common stock on the date of the annual meeting. Directors have the option of deferring the distribution of the shares of stock underlying such restricted stock units until the earlier of three years from the grant date or termination from service as a director. The restricted stock units vest on the date of the next annual meeting of shareholders and may vest earlier in the event of death, disability, or a change in control of Baxter. Directors are credited with dividend equivalents on the shares underlying the restricted stock units and such dividends equivalents are reinvested in additional unvested restricted stock units. Directors have no other rights of a shareholder with respect to the shares underlying the restricted stock units prior to vesting.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations, on the same terms as employees. The maximum gift total for a non-employee director participant in the program is $5,500 in any calendar year. Baxter also reimburses spousal travel and pays for meals and related entertainment and other incidental costs for directors and their spouses in connection with their attendance at any off-site meeting of the Board of Directors. Spouses are invited to attend the company’s annual meeting and are generally invited to travel to a Board meeting at a Baxter plant site every other year. The Committee believes these types of events help to create a sense of collegiality among the Board that is helpful to the directors in fulfilling their responsibilities as members of the Board. In no case did the aggregate incremental cost associated with providing these perquisites exceed $10,000 for any director in 2009.

Baxter’s Stock Ownership Guidelines for Directors

Baxter’s Corporate Governance Guidelines require that after five years of Board service, each director is to hold common stock equal to five times the annual cash retainer provided to directors. As of December 31, 2009, all of Baxter’s directors hold at least the required amount of common stock, except for Dr. Hockmeyer who was elected to the Board in September 2007 and is expected to satisfy the stock ownership requirement within the applicable five-year period.

Director Compensation Table

The following table provides information on 2009 compensation for non-employee directors who served during 2009.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Walter E. Boomer	$117,500	$65,146	$55,522	$1,174	$239,342
Blake E. Devitt	114,500	65,146	55,522	6,174	241,342
John D. Forsyth	96,500	65,146	55,522	1,174	218,342
Gail D. Fosler	101,000	65,146	55,522	1,174	222,842
James R. Gavin, M.D., Ph.D.	95,000	65,146	55,522	1,716	217,384
Peter S. Hellman	93,500	65,146	55,522	7,832	222,000
Wayne T. Hockmeyer, Ph.D.	99,500	65,146	55,522	6,674	226,842
Joseph B. Martin, M.D., Ph.D.	93,500	65,146	55,522	1,174	215,342
Carole Shapazian	93,500	65,146	55,522	6,174	220,342
Thomas T. Stallkamp	101,000	65,146	55,522	1,174	222,842
K. J. Storm	111,500	65,146	55,522	1,174	233,342
Albert P.L. Stroucken	102,500	65,146	55,522	1,174	224,342

(1)	Consists of the amounts described above under “Cash Compensation.”

(2)	The amounts shown in this column are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. As of December 31, 2009, each director had 1,322 unvested restricted stock units.

(3)	The amounts shown in this column are valued based the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 8 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. As of December 31, 2009, each director had the following number of options outstanding: General Boomer (44,970); Mr. Devitt (24,210); Mr. Forsyth (35,820); Ms. Fosler (66,250); Dr. Gavin (42,500); Mr. Hellman (24,210); Dr. Hockmeyer (11,940); Dr. Martin (39,970); Ms. Shapazian (24,210); Mr. Stallkamp (61,980); Mr. Storm (40,000); and Mr. Stroucken (28,050).

(4)	Amounts in this column include dividend equivalent payments on restricted stock units held by each non-employee director during 2009. Mr. Hellman elected to defer the distribution of his 2007 and 2008 restricted stock units and Dr. Gavin elected to defer the distribution of his 2008 restricted stock units. Accordingly, dividends continue to be paid to them with respect to those grants. For Messrs. Devitt, Hellman, Hockmeyer and Ms. Shapazian, the amount in this column also includes contributions in the amounts of $5,000, $5,000, $5,500 and $5,000, respectively, made by Baxter’s charitable foundation for 2009 on their behalf under the foundation’s matching gift program. The foundation’s matching gift program is available to directors on the same terms as it is available to all employees.

Security Ownership by Directors and Executive Officers

The following table sets forth information as of January 31, 2010 regarding beneficial ownership of Baxter common stock by executive officers, directors and director nominees.

	Shares of	Shares Under
Name of Beneficial Owner	Common Stock(1)	Exercisable Options(2)

Non-employee Directors:
General Boomer	22,355	39,290
Mr. Devitt	10,039	18,530
Mr. Forsyth	12,738	30,140
Ms. Fosler	12,722	60,570
Dr. Gavin	12,378	36,820
Mr. Hellman(3)	7,964	18,530
Dr. Hockmeyer	2,919	6,260
Dr. Martin(4)	11,257	34,290
Ms. Shapazian(4)	9,489	18,530
Mr. Stallkamp	21,315	56,300
Mr. Storm	10,004	34,320
Mr. Stroucken	7,850	22,370
Named Executive Officers:
Mr. Parkinson	319,878	2,618,216
Mr. Davis	44,728	241,200
Ms. Amundson	83,060	556,200
Mr. Arduini	70,112	296,616
Mr. McGillivray	53,574	249,526
All directors and executive officers as a group (24 persons)(3) — (5)	1,043,909	5,639,331

(1)	Includes shares over which the person currently holds voting and/or investment power. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.

(2)	Amount of shares includes options that are exercisable on January 31, 2010 and options which become exercisable within 60 days thereafter.

(3)	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.

(4)	Includes shares not held directly by the named individual but in a family trust or custodial account as to which the named individual is a trustee, co-trustee or custodian as follows: Dr. Martin (7,888 shares) and Ms. Shapazian (6,120 shares).

(5)	Includes 8,543 shares beneficially owned as of January 31, 2010 by executive officers in Baxter’s tax-qualified section 401(k) plan, over which such executive officers have voting and investment power.

Security Ownership by Certain Beneficial Owners

As of February 16, 2010, the following entity was the only person known to Baxter to be the beneficial owner of more than five percent of Baxter common stock:

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

BlackRock, Inc.(1) 40 East 52nd Street New York, New York 10022	31,521,062	5.23%

(1)	Based solely on an amended Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, a shareholder of the company. The amended Schedule 13G reports sole power to vote or direct the voting of 31,521,062 shares and sole power to dispose or direct the disposition of 31,521,062 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, the company believes that all persons filed the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis during or with respect to 2009.

Certain Relationships and Related Transactions

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if the Committee determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Committee. The Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. It is Baxter’s policy to disclose all related person transactions in the company’s applicable filings to the extent required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2009;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and

4.	The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee
Blake E. Devitt (Chair)
Gail D. Fosler
Thomas T. Stallkamp
K. J. Storm
Albert P.L. Stroucken

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by PwC during these periods.

	2009	2008
	(Dollars in thousands)

Audit Fees	$9,847	$10,062
Audit-Related Fees	855	993
Tax Fees	1,058	738
All Other Fees	175	277

Total	$11,935	$12,070

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. Excluding the impact of foreign exchange, the 2009 Audit Fees decreased by 4.0% versus 2008.

Audit-Related Fees include fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits, accounting consultations and reviews, due diligence services and other assurance services.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice, and tax planning. Of these amounts, approximately $937 in 2009 and $542 in 2008 were related to tax compliance services, including transfer pricing support, income tax return preparation or review, assistance with tax audits and appeals and VAT compliance. Fees for tax consulting services of approximately $121 in 2009 and $196 in 2008 were related to international, federal, state and local tax planning, and other tax consultations.

All Other Fees include fees for all other services performed by PwC, including software license fees for certain accounting software.

Pre-approval of Audit and Permissible Non-Audit Services

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax and forensic services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2009 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2010. The Audit Committee requests that the shareholders ratify the appointment. PwC served as the independent registered public accounting firm for Baxter in 2009. If the shareholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2011 and future years.

Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

The persons named as proxies intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm, except to the extent a shareholder votes against or abstains from voting on this proposal.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2010.

Proposal 3 — Adopt Simple Majority Vote

Baxter has been advised that John Chevedden, owner of at least 60 shares of Baxter common stock, will present the following resolution at the 2010 Annual Meeting. Baxter will furnish the address and share ownership of the proponent promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the Securities and Exchange Commission, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

Shareholder Proposal

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws. This would include the 67% of shares required to amend articles ninth (directors); twelfth (business combination); fourteenth (fair price); and sixteenth (written consent) of our charter.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes.

This proposal topic won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

The merits of this Simple Majority Vote proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” for executive pay with $16 million for our CEO Robert Parkinson. Our management targeted market levels in its peer group at the 60th percentile to determine cash bonuses for our named executive officers. Executive pay standards were above median levels, regardless of performance. Cash bonuses were not directly linked to performance. Instead discretion was used to increase each named executive officer’s 2008 target grant by 20%.

Mr. Parkinson received 304,000 options in 2008 with a $3.5 million grant date value. The large size of his option award raised concerns over the link between executive pay and company performance given that small increases in our company’s share price can result in large financial awards. Mr. Parkinson will accrue nine years of service under his pension program after completing five years as CEO. This fuzzy math was not in the best interests of shareholders.

In 2005 our company reported that a shareowner proposal for annual election of each director received 368 million “for” votes. Yet the responding 2006 management proposal for annual election of each director received only 25,746 “for” votes.

We also had no shareholder right to call a special shareholder meeting, act by written consent, annual election of each director, cumulative voting or an independent board chairman. Shareholder proposals to address these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote — Yes on 3.

Board of Directors’ Statement Opposing the Shareholder Resolution

The proponent wants the Board of Directors to take action to enable shareholders to amend Baxter’s certificate of incorporation and bylaws by majority vote. Contrary to the proponent’s assertions, only one provision of Baxter’s certificate of incorporation or bylaws requires greater than a majority vote for amendment, Article SIXTH. Baxter’s certificate of incorporation has no provision regarding business combinations or fair price, and the provision regarding shareholder action by written consent may be amended by majority vote.

In 1987, Baxter’s shareholders approved a restated certificate of incorporation that includes Article SIXTH, which provides for the Board to be divided into three classes, with one class elected each year. Article SIXTH may only be amended with the affirmative vote of two-thirds of the holders of Baxter common stock, regardless of the number of shares held by each holder. Pursuant to Delaware law, any amendment to Article SIXTH changing this voting requirement likewise requires the affirmative vote of two-thirds of the holders of Baxter common stock.

In 2005, Baxter received a shareholder proposal requesting that the Board adopt a bylaw requiring each director to be elected annually. The Board did not oppose this proposal and stated that if shareholders approved the proposal, the Board would submit an amendment to the certificate of incorporation at the 2006 annual meeting of shareholders to eliminate the classified board. This shareholder proposal was approved by a majority of shares of Baxter common stock and, accordingly, in 2006 the Board proposed an amendment to the certificate of incorporation which would eliminate the classified board. As described above, this amendment required the affirmative vote of 66.7% of Baxter’s shareholders of record. Despite the Board’s support of the proposal, only 38.3% of the shareholders of record voted in favor.

The proponent cites a report prepared by The Corporate Library. It is worth noting that this same report states that the area of corporate governance relating to the classified board is an area of “low concern.”

The Board disagrees with a number of the proponent’s statements. However, as the Board believes that additional discussion of these statements would not be helpful to shareholders in determining how to vote on the shareholder proposal being considered, the Board sees no need to discuss these matters. Because only 38.3% of the holders of Baxter common stock voted for a proposal to eliminate the classified board, the Board of Directors cannot recommend advancing the proponent’s proposal, as the Board believes this proposal would likely fail to obtain a sufficient number of votes to amend Article SIXTH.

The Board recommends a vote AGAINST this shareholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Other Information

Attending the Annual Meeting

The 2010 Annual Meeting of Shareholders will take place at Baxter’s corporate headquarters located at One Baxter Parkway, Deerfield, Illinois on Tuesday, May 4, 2010 at 9:00 a.m., Central Time. The registration desk will open at 8:00 a.m. Please see the map provided on the back cover of this Proxy Statement for more information about the location of the 2010 Annual Meeting. If you have other questions about attending the Annual Meeting, please contact the Center for One Baxter at 847-948-4770.

Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representatives. In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 8, 2010. Acceptable documentation includes your Notice of Internet Availability of Proxy Materials, the admission ticket attached to your proxy card (if you received your proxy materials by mail) or any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 8, 2010. All attendees must also bring valid photo identification. Shareholders who do not bring this documentation will not be admitted to the Annual Meeting. Please be aware that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

Shareholder Proposals for the 2011 Annual Meeting

Any shareholder who intends to present a proposal at Baxter’s annual meeting to be held in 2011, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 19, 2010 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all shareholders who intend to make proposals at an annual meeting of shareholders to submit their proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s annual meeting.

To be eligible for consideration at the 2011 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between January 4 and February 3, 2011. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to shareholders, and employees of Baxter may communicate with shareholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

2010 Annual Meeting of Shareholders
Baxter International Inc. Headquarters
One Baxter Parkway
Deerfield, Illinois
847-948-2000

Parking: Limited space is available on campus. Signs will direct you to guest parking for the annual meeting.

From Downtown
Kennedy (I-90) to Edens Expressway (I-94). Take Edens Spur/Tollway (I-94) and Exit Deerfield Road. Go West to Saunders Road. Turn South on Saunders to Baxter Parkway.

From O’Hare Airport/South Suburbs
Tri-State Tollway (I-294) North to Lake Cook Road. Take Lake Cook Road West to Saunders Road. North on Saunders Road to Baxter Parkway.

From North Suburbs
Tri-State Tollway (I-94) South to Lake Cook Road Exit. Go West on Lake Cook Road to Saunders Road. North on Saunders Road to Baxter Parkway.

Baxter’s headquarters is located in Deerfield. You may enter the campus as indicated below:

BAXTER INTERNATIONAL INC.
ONE BAXTER PARKWAY
DEERFIELD, IL 60015
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M21512-P89161	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BAXTER INTERNATIONAL INC.

The Board of Directors recommends you vote
FOR the Nominees:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Blake E. Devitt	☐	☐	☐

	1b. John D. Forsyth	☐	☐	☐

	1c. Gail D. Fosler	☐	☐	☐

	1d. Carole J. Shapazian	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2:
2. Ratification of independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 3:
3. Shareholder Proposal Relating to Simple Majority Voting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note that you will need to bring this admission ticket (or other proof of ownership) and valid photo identification in order to be admitted. Accordingly, this admission ticket should not be returned with the proxy card if you vote by mail.
ADMISSION TICKET
BAXTER INTERNATIONAL INC.
2010 Annual Meeting of Shareholders
May 4, 2010
9:00 a.m. Central Time
Baxter International Inc. Headquarters
One Baxter Parkway
Deerfield, Illinois 60015
All bags, briefcases, purses etc. that are brought into the facility will be subject to search.
This ticket is not transferable.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M21513-P89161
BAXTER INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders
May 4, 2010 9:00 AM
This Proxy is solicited on behalf of the Board of Directors of Baxter International Inc.
The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and David P. Scharf, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Shareholders to be held on May 4, 2010, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the four directors; for the ratification of the independent public accounting firm; against the shareholder proposal relating to simple majority voting; and at their discretion on any other matter that may properly come before the meeting. This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan. To allow sufficient time for voting by the trustee of the Plans, your instructions must be received by April 27, 2010.
If no directions are given, this proxy will be voted FOR the election of directors, FOR proposal 2 and AGAINST proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side